UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.   )

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ORBCOMM Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 13, 2009

Dear Fellow Shareholder:

The Annual Meeting of Shareholders is scheduled for May 6, 2009. This is a very important meeting, and we encourage you to read the materials carefully. Your Board and management team strongly recommend you vote for BOTH of your Board’s nominees — Jerome B. Eisenberg and Marco Fuchs — by signing, dating, and returning the enclosed WHITE proxy card as soon as possible. Your Board’s nominees have extensive executive, financial and industry experience, and have been instrumental in developing ORBCOMM’s current strategy, which has positioned the Company well to capitalize on long term industry trends. Indeed, each of our nominees has a proven track record of developing and implementing the right strategy to ensure our financial and customer service goals are met.

As you know the past year has seen difficult economic and capital market conditions, which have negatively affected the market value of many companies, including our own. Despite these conditions, ORBCOMM met its fiscal year 2008 financial plan, generated positive Adjusted EBITDA and executed on a core strategy that we believe has positioned your Company to achieve significant growth without raising additional capital at dilutive prices.

We are not sitting still. We are moving aggressively to respond to market conditions. Our Board and management team have developed a strategic plan that has already resulted in significant changes that we expect will contribute to future growth. We have increased focus on the government business and are bringing new technology into the market (e.g., dual mode, lower cost modems). We have targeted new countries that bring new opportunities. We are also building out new services, such as the Automatic Identification System (AIS) business, in which ORBCOMM is the only provider of commercially available satellite-based AIS service. This AIS business is expected to generate high margin revenues that will contribute to Adjusted EBITDA and cash flows. Our focus in 2009 is to grow in both subscribers and revenues, improve profitability, and continue to enhance our satellite network through our planned capital investment program. Our strategic initiatives are designed to prevent the need to raise dilutive capital at the expense of you, our shareholders, and positions ORBCOMM to capitalize on an economic turnaround when it occurs.

Now, a group of dissident shareholders, controlling just 1% of the outstanding shares, has initiated a costly and disruptive proxy contest to elect two of its members, Steven Chrust and Michael Miron, to your Board of Directors. The dissident group includes John C. Levinson and other members and associates of Centripetal Capital Partners, LLC, a private equity investment firm founded by Mr. Chrust. While Messrs. Chrust and Miron hold themselves out as “independent directors” we believe the objective of their campaign is to (a) take managerial control of the Company, and (b) to engage in a highly dilutive and unnecessary $25 million capital raise. If they were successful in achieving their stated goals, the dissident shareholders would recommend Mr. Miron become CEO. In addition, the likelihood that fees associated with the capital raise would be paid to Mr. Chrust creates an inherent conflict of interest. Finally, they would have disproportionate influence as shareholders with less then 1% of the stock controlling 25% of the Board, as well as the management of the Company.

THE ORBCOMM STRATEGY IS THE RIGHT ONE

In 2008, ORBCOMM successfully achieved its Adjusted EBITDA and Service Revenue targets, despite a difficult economic environment. We reached these milestones by executing effectively on our core strategy, deepening our already strong customer relationships, and leveraging our attractive business model. We broadened our customer base with key OEMs’ implementing standardization plans. ORBCOMM grew Service

Revenues 34% to $23.8 million, while maintaining moderate growth in Costs and Expenses. This led to improving Adjusted EBITDA by $3.4 million to a positive $1.6 million for the year.

ORBCOMM’s focus remains on growing service revenues through growth in subscriber communicators and AIS revenues. ORBCOMM currently has the only commercially available satellite-based AIS service. Our strategic business model, which calls for close working relationships with our Value-Added Reseller (VAR) and Original Equipment Manufacturer (OEM) network, is the most efficient and effective way for ORBCOMM to capitalize on our market opportunities. We believe our competitive advantage is the low cost services offered by our low-earth-orbit satellite based messaging network, which has many significant fixed site and mobile applications. We leverage our VAR and OEM network, which are experts at selling into their respective markets.

Through this strategy, your management team, which over the last year has been led by CEO Marc Eisenberg, has generated results:

•	ORBCOMM has grown subscribers from fewer than 26,000 as of December 31, 2001 to more than 460,000 as of December 31, 2008.

•	ORBCOMM’s three-year compounded annual growth rate in subscriber communicators is 60%, in a market that Harbor Research projects to grow 32.3% from 2008 through 2014.

ORBCOMM has been strategically adding sales and business development professionals, highlighted by the addition of our new Vice President of Business Development, formerly with GE Equipment Services. We have added focus to the government business and by bringing new technology into the market (i.e., dual mode, lower cost modems, and easily deployed all-in-one products). To help on this front, we hired a satellite and government contracting industry veteran as SVP of Operations. We have also bolstered our investor relations and business development activities by adding a former Wall Street analyst to our team to increase communications of these efforts.

Additionally, ORBCOMM’s management has worked diligently to manage our resources in order to be able to successfully launch our second-generation satellites, and bring the business to positive free cash flow, which is expected to expand significantly after our capital investment cycle is completed. Importantly, your management team expects it can achieve these goals without tapping the equity capital markets, which would likely be punitive and/or very dilutive to your holdings in light of the current stock price and capital market environment.

THE SELF-SERVING AGENDA OF MESSRS. CHRUST AND MIRON AND THEIR
COMMITTEE IS NOT IN SHAREHOLDERS’ BEST INTEREST

We believe the purported strategy put forth by the dissident shareholders is ill-conceived, misguided, and self-serving. Additionally, in our view it has a high likelihood of destroying shareholder value. Consider the following:

•	Messrs. Miron and Chrust, hold only 0.14% of the outstanding shares, yet are asking for disproportionate representation on the Board that far exceeds their interest in your Company.

•	Electing Messrs. Miron and Chrust to the Board would remove from the Board longtime shareholders who represent more than 7% of the outstanding shares and who have helped grow the Company.

•	Our current CEO, Marc Eisenberg, has been invaluable in overseeing the Company’s significant growth in subscriber communicators and Service Revenues, allowing the Company to achieve positive Adjusted EBITDA.

•	Since 2005, Mr. Miron has been a consultant and advisor who two independent members of our Board determined lacks meaningful experience or knowledge of our business or industry. Additionally, based on information he has provided us, Mr. Miron has never sat on a public company board.

The dissidents’ ill-conceived plan to enhance value involves proposing a re-direction by focusing on competing with our resellers in the development and deployment of applications for the end-market.

•	This misguided and potentially harmful strategy is one that our Board previously reviewed and rejected.

•	Rather than compete with our customers, we have taken the successful, cost effective and scalable approach of leveraging our VAR and OEM network to grow subscriber communicators. We would highlight that we have explored the possibility of getting into the VAR business and believe it would cost well in excess of the $25 million the dissidents are proposing to raise in order to compete with many of our customers. We believe some of our VARs have spent in excess of $25 million on individual applications.

•	As Chris Quilty of Raymond James* noted, what the dissidents are proposing “...is the exact same strategy that sunk ORBCOMM earlier this decade when the company employed over 600 salesmen and engineers and tasked them with evangelizing the technology to every imaginable application. For our part, we are quite comfortable with the company’s indirect sales strategy, which is both cost effective and scalable.”

Raising $25 million — Highly Dilutive and Ill-Advised

Raising at least $25 million of new capital is, we believe, a self-serving idea that would destroy value for shareholders. Mr. Miron already has arrangements in place that could benefit Mr. Chrust personally as well as an unnamed financial advisory firm, should he be able to convince ORBCOMM to raise capital. We continue to believe we will have the liquidity to build and launch our second generation of satellites without raising additional equity capital. Additionally, in this market, $25 million of new equity capital would equate to about 40% dilution to current shareholders. Chris Quilty of Raymond James* commented on this portion of the plan, saying: “In addition to being highly dilutive, we view this measure as unnecessary and ill-advised at this time. Our financial projections, which do not include any significant new AIS revenues, support management’s assessment that no additional capital is required to fully develop the company’s second-generation constellation of 18 satellites. Should these projections fall short, ORBCOMM can fall back on $20 million of vendor financing from Sierra Nevada, or should be able to raise new capital at a substantially higher valuation.”

The dissidents’ agenda suggests Messrs. Chrust and Miron are out to enrich themselves at the expense of other shareholders, despite owning a very small portion of the Company’s stock — furthermore, they will even ask your Company to reimburse their personal expenses of conducting this proxy contest. More importantly, we believe that the strategy the group has offered will destroy shareholder value and prevent ORBCOMM from successfully capitalizing on market opportunities as economic conditions improve. This would not be the first time Mr. Chrust has exerted his will over a business to the detriment of shareholders. As a member of the Board of Directors at Juniper Content Corporation, he was responsible for raising $900,000 for the company, similar to the tack he wishes to use for ORBCOMM. Juniper Content Corporation is currently worth about $120,000 and trades at $0.02 per share. In addition, at the time he joined the Board of Juniper Content Corporation, the company was trading slightly above $1, which equates to a 98 percent decline at current levels.

SUPPORT YOUR BOARD’S NOMINEES BY VOTING
THE WHITE PROXY CARD TODAY.

Your Board would like to remind you that your vote is extremely important — no matter how many shares you own. Whether or not you plan to attend the annual meeting, please sign, date, and return the WHITE proxy card TODAY and discard all proxy cards that you may receive from this dissident committee or Mr. Levinson.

IF YOU HAVE ANY QUESTIONS, OR NEED ASSISTANCE VOTING YOUR SHARES, PLEASE CONTACT THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES: MORROW & CO., LLC, TOLL FREE AT (800) 607-0088 (BANKS AND BROKERS PLEASE CALL AT (203) 658-9400).

We again thank you for your continued confidence and support.

  Sincerely,

The Board of Directors of ORBCOMM Inc.

Jerome B. Eisenberg	Gary H. Ritondaro

Marco Fuchs	Didier Delepine

Hans E. W. Hoffmann	Marc J. Eisenberg

Timothy Kelleher	John Major

Certain Forward Looking Statements

Certain statements contained in this letter may constitute “forward looking statements.” Stockholders should be aware that these forward looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Certain risks and uncertainties are disclosed from time to time in our filings with the SEC. Except as required by law, we undertake no obligation to update or revise any forward looking statements.

*	Permission to use quotation was neither requested nor received